#

January 16, 2003

Almaden Minerals Ltd.
Suite 1103, 750 West Pender Street

Vancouver B.C.

V6C 2T8

Attention:

Mr. Duane Poliquin, President

Mr. Morgan Poliquin, Director

Re:

Letter of Agreement and Joint Venture Agreement between Comaplex Minerals Corp. (“Comaplex”) and Almaden Minerals Ltd. on behalf of itself and its subsidiary Minera Gavilan S.A. de C.V. (“Almaden”) concerning the acquisition of an interest in the Caballo Blanco Property, Mexico and the operation of a Joint Venture once that interest is earned.

This document sets forth the principal terms and conditions upon which Comaplex will acquire an option to earn a sixty percent (60%) interest in the Caballo Blanco Property (as more particularly described below and referred to herein as the “Property”) in southeastern Mexico, and thereafter participate with Almaden, for the purpose of further exploration and other related work on the Property and, if warranted, the operation of one or more mines on the Property.

PART  - THE PROPERTY

.

The Property is comprised of Nine (9) exploration concessions / exploitation concessions located in southeastern Mexico, more particularly described in Schedule “A” and shown on the map attached as Schedule “B”.

PART  - REPRESENTATIONS AND WARRANTIES OF ALMADEN

.

Almaden (the “Optionor”) jointly represents and warrants to Comaplex that:

()

the Optionor is currently earning a 100% interest in the Property from an underlying vendor, Mr. Charles Warren and his wife, Senora Yolanda Alvarez Gudini (referred to herein as the “Underlying Vendor), and that prior to execution of this agreement, Almaden will confirm to Comaplex that it has the right to acquire from the “Underlying Vendor” free and clear title to the Property (the “Underlying Option Rights”), the agreements under which Underlying Option Rights are granted, copies of which are annexed hereto as Schedule “C” ,are hereinafter referred to as the “Underlying Agreements”

()

the interests that comprise the Property are accurately described in paragraph 1.1 above;

()

the Property is in good standing with respect to the performance of all obligations (including, without limitation, the payment of any fees) applicable under all applicable laws of Mexico (including, without limitation, applicable mining and environmental laws and regulations) and in good standing with the underlying vendor and the Underlying Option Rights are owned by the Optionor  free and clear of any encumbrances, royalties or underlying interests other than those disclosed and acknowledged in this agreement;

()

to the best of the Optionor’s knowledge there are no adverse claims or challenges to the Optionor’s interest in the Property;

()

there is an existing sliding scale Net Smelter Royalty (NSR) on the Property as follows:

daily production of:

less than 1000 tonnes

2.5% NSR

1001-1500 tonnes

2.0% NSR

1501-10,000 tonnes

1.5% NSR

greater than10,000 tonnes

1.0% NSR

which will be payable to the Underlying Vendor. The Underlying Vendor has agreed to a $750,000 US buyout option of one half of this NSR at any time (the buyout would cancel that portion of the NSR).

()

the above-described NSR will be calculated and defined in accordance with the Underlying Option agreement and within the applicable requirements of Mexican law;

(g)

there are a series of remaining option payments payable to the underlying vendor, on or before the 26th of February of each of the years noted below of the following amounts (US dollars) (plus value added tax):

   2003

   2004

   2005

   2006

   2007

$45,000

$40,000

$57,500

$60,000

$210,000

(h)

Almaden is a corporation organized under the Company Act, in The Province of British Columbia (the “BCCA”) and has not been discontinued under the BCCA or dissolved and is, with respect to the filing of all regulatory requirements, including its annual returns and financial statements, in good standing with the Registrar of Companies under the BCCA. Almaden has full right and authority to enter into and accept the terms of this Letter of Agreement and to carry out the transactions contemplated therein;

(i)

the Optionor has not assigned, encumbered or promised to assign or encumber the Property or the Underlying Option Rights which derive therefrom and has not acquired, with respect to third parties, any obligation whatsoever which would prevent the Optionor from entering into this Letter of Agreement and subsequent Joint Venture agreement, including the grant of the Option (as defined below);

(j)

the Optionor does not have any information or knowledge pertaining to the Property or the lands comprising the Property or substances therein, thereon, or therefrom not disclosed in writing to Comaplex, which, if known to Comaplex, might reasonably be expected to deter Comaplex from completing the transaction contemplated here, on the terms and conditions contained herein;

(k)

upon exercise of the Option by Comaplex, Almaden shall, if the Underlying Option Rights are then fully exercised and if Comaplex has then a Mexican subsidiary (“Mexco”), have the legal right and authority to transfer and will transfer or cause to be transferred and have registered, title to an undivided sixty percent (60%) beneficial interest in the Property to Mexco. If the Underlying Option Rights are not then fully exercised or if Mexco has not been organized, Almaden shall hold Comaplex’s beneficial interest in trust for Comaplex. If regulations disallow partial transfers, then Almaden shall, at Comaplex’s request, transfer 100 percent of the Property to Mexco and Mexco will hold Almaden’s share of the Property in trust for Almaden;

(l)

all necessary proceedings required to be taken by the Optionor and its board of directors to authorize the execution and delivery of this Agreement and to carry out all of the Optionor’s obligations contemplated herein have been validly and effectively taken;

(m)

to the best of the Optionor’s knowledge, there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property or the lands comprising the Property, nor are there any facts which would lead it to suspect that the same might be initiated or threatened;

(n)

to the best of the Optionor’s knowledge neither the Optionor nor any other person, has directly or indirectly caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively “Hazardous Substances”) to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Property or nearby areas and, so far as any of them are aware after reasonable inquiry, no Hazardous Substances or underground storage tanks are contained, harboured or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof or nearby areas).

(o)

to the best of the Optionor’s knowledge, there are no presently outstanding obligations or commitments for reclamation closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property or the lands comprising the Property;

(p)

to the best of Optionor’s knowledge, the activities directly or indirectly relating to the Property and the use of the lands comprising the Property by the Optionor and by any other person, have been in compliance with all laws of Mexico applicable therein and Almaden has not received any notice of non-compliance, nor has any such breach or violation been alleged; and

(q)

no environmental audit, assessment, study or test has been conducted in relation to the lands comprising the Property by or on behalf of the Optionor, nor to the best of the Optionor’s knowledge have any of the same been conducted by or on behalf of any other person (including any governmental authority). If Almaden becomes aware of any such audits, assessments, studies, or tests, if will immediately notify Comaplex.

.

The representations and warranties contained in section 2.1 shall be true at the date the Optionor accepts the offer contained in this letter agreement and shall survive the termination of this letter agreement.

PART  - REPRESENTATIONS AND WARRANTIES OF COMAPLEX

.

Comaplex represents and warrants to Almaden that:

()

Comaplex is a corporation incorporated under the Business Corporations Act of the Province of Alberta (“BCA”) and has not been discontinued under the BCA or dissolved and is, with respect to the filing of its annual returns filings and financial statements with the Director under the BCA, in good standing;

()

Comaplex has all requisite corporate right, power and authority to execute and deliver this Agreement and to carry out all of Comaplex’s obligations contemplated herein; and

()

all necessary proceedings required to be taken by Comaplex, its shareholders and its board of directors to authorize the execution and delivery of this Agreement and to carry out all of Comaplex’s obligations contemplated herein have been validly and effectively taken.

.

The representations and warranties contained in section 3.1 shall be true at the date Almaden accepts the offer contained in this letter agreement and shall survive the termination of this letter agreement.

PART  - THE OPTION

.

Almaden hereby grants to Comaplex the sole and exclusive right and option to earn an undivided sixty percent (60%) beneficial interest in the Property (the “Option”) on the terms and conditions, as described herein.

.

In order to maintain the Option, Comaplex or an affiliate shall incur the following Work Costs (as hereinafter defined) and cash payments on the Property on or before the dates set out below:

Year One:

$250,000 US in exploration expenditures by January 16, 2004 (committed).

$45,000 US cash option payment to the Underlying Vendor prior to February 26th, 2003 (committed).

All future expenditures and payments are optional for Comaplex.

Year Two:

A cumulative expenditure of $450,000 US for years one and two or at the option of Comaplex the yearly sum of assessment/tax/option payment requirements under the Underlying Agreements by January 16, 2005.

$40,000 US cash option payment to the underlying vendor prior to February 26th, 2004.

Year Three:

A cumulative expenditure of $650,000 US for years one, two, and three or the yearly sum of assessment/tax/option payment requirements under the Underlying Agreements by January 16, 2006.

$57,500 US cash option payment to the underlying vendor prior to February 26th, 2005.

Year Four:

A cumulative expenditure of $2 million US for years one through four by January 16, 2007.

$60,000 US cash option payment to the underlying vendor prior to February 26th, 2006.

All amounts in this document are in American dollars.

Comaplex must incur the minimum amount of Work Costs and cash option payments in accordance with the above schedule, both committed and optional, and otherwise remain at all times in material compliance with the terms of this agreement, in order to maintain the Option, subject to force majeure pursuant to section 8.16 and the make-up right in section 4.3. All cash option payments to the underlying vendor are included in the Work Costs.

.

Work Costs incurred by any date in excess of the amount of Work Costs required to be incurred by such date shall be carried forward to the succeeding period and qualify as Work Costs. If cumulative Work Costs incurred by any date are less than the amount of the Work Costs required to be incurred by such date, Comaplex may pay the deficiency to Almaden in cash within sixty (60) days after such date, in order to maintain the Option. Such payments of cash in lieu shall be deemed to be Work Costs incurred on the Property on or before such date, for the purpose of this Part 4.

.

Upon Comaplex or an affiliate incurring or being deemed to have incurred Work Costs totalling $2,000,000 US on or before the fourth anniversary of Almaden’s acceptance of this agreement, Comaplex shall be deemed to have exercised the Option and to have earned its sixty percent (60%) undivided interest in the Property. If Comaplex does not so exercise the Option by the such anniversary, this agreement, including the Option, will terminate.

.

Comaplex or an affiliate will be the operator and manage all work programs carried out on the Property for so long as the Option remains outstanding, and all work programs shall be in the sole discretion of Comaplex. If Comaplex fulfills its obligations as per section 4.4, it can continue as operator once vested, providing Comaplex maintains a 50% or greater interest in the property. Fees charged by Comaplex for personnel and equipment used in work programs on the Property shall be charged at Comaplex’s actually incurred direct costs for such personnel and equipment.

During the term of the Option, Comaplex shall be entitled to charge to the project a fee equal to nine percent (9%) of direct costs to cover general overhead and administrative expenses incurred by it or its affiliate on the Property or pursuant to this letter agreement i.e. cost plus 9%. This fee will be included in Work Costs. Comaplex shall provide Almaden with bi-annual accounting statements (un-audited) for their accounting purposes. To the extent that Almaden shall, at the request of Comaplex, incur costs in assisting or enabling Comaplex in carrying out its obligations as Operator, Almaden shall be entitled to charge for such services on the basis of cost plus nine percent (9%).and any such expenditure shall be deemed to be included in Work Costs

.

Notwithstanding any term or condition contained in this letter agreement (other than Year One commitments in paragraph 4.2), Comaplex shall have the right at any time for so long as the Option remains outstanding to terminate this letter agreement on sixty (60) days advance written notice to Almaden, without any further liability whatsoever, except as expressly set out herein.

.

For the purposes of this letter agreement, “Work Costs” shall include, without limitation, all direct costs incurred: in doing geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays, audits and/or surveys; in line-cutting, mapping, trenching and staking; in searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals; in doing diamond and other drilling; in obtaining buildings, machinery, tools, appliances and/or equipment; in construction of access roads and other facilities on or for the benefit of the Property or any part thereof; in transporting personnel, supplies, machinery, tools, appliances or equipment in, to or from the Property or any part thereof; in paying reasonable wages and salaries (including “fringe benefits”, but excluding home office costs) of personnel directly engaged in performing work on or with respect to the Property; and direct costs in payment of assessments or contributions under applicable employment legislation relating to workers’ compensation, unemployment insurance and other applicable legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining and maintaining any insurance, in the management of and accounting for work and providing supervisory, legal, accounting, consulting and other contract or professional services or facilities relating to work performed or to be performed hereunder; in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof or interest therein pursuant to this letter agreement and to keep the Property or any part thereof in good standing (other than cash option payments to Underlying Vendor), in acquiring access and surface rights to the Property; in carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples or local resident’s claims, requirements or matters; in carrying out any requirements or prerequisites in order to obtain, and obtaining, all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental permits, approvals or consents; in carrying out reclamation or remediation; in improving, protecting, or perfecting title in the Property or any part thereof (in concert with Almaden); in carrying out mineral, soil, water, air or other testing; in preparing engineering, geological, financing, marketing or environmental studies and/or reports and test work related thereto.

Where Work Costs are charged to Comaplex by affiliates of Comaplex for services rendered by such affiliates, such Work Costs shall not exceed the fair market value for the services rendered.

A certificate of an officer of Comaplex setting forth the Work Costs incurred by Comaplex in reasonable detail shall be prima facie evidence of the same.

.

During the term of the Option, Comaplex will provide Almaden with exploration summaries within 3 weeks of the completion of an exploration program. Unless otherwise mutually agreed to, a final exploration report for each program will be provided to Almaden within 3 months of the completion of the program or as can reasonably be provided considering multiple programs on the Property per year. The exploration reports will be consistent with reporting practices common to joint venture partners. The yearly summary report for the Mexican government will be derived from these reports.

.

Comaplex and Almaden will meet or have conference call discussions on a twice-yearly basis to discuss the progress of the project during the term of the Option. Meetings shall be held at the offices of the Operator or as may be mutually agreed upon.

.

During the term of the Option, Comaplex will:

()

keep and maintain records in respect of its work programs and mining operations as are reasonable and customary in the Canadian mining industry;

()

pay or cause to be paid all workers and wage earners employed by it or its contractors or assigns on the Property and all suppliers for materials purchased in connection therewith;

()

carry out all work on the Property in a good and workmanlike manner, in accordance with sound mining and engineering practices and in accordance with all applicable laws;

()

acquire and maintain in good standing any and all regulatory approvals in connection with work programs and mining operations carried out on the Property by, on behalf of, or under the direction of Comaplex (including, without limitation, the payment of any fees); and

(e)

observe and perform all obligations imposed by Underlying Agreements and maintain Underlying Agreements in good standing.

.

Upon the termination of this agreement, abandonment of the Property by Comaplex or expiry of the Option, other than as a result of Comaplex exercising the Option and the establishment of the Joint Venture (as defined below), Comaplex will:

()

deliver to Almaden copies of all information and data relating to the work programs and mining operations carried out on the Property by, on behalf of, or under the direction of Comaplex, and all documents and information of any kind whatsoever delivered by Almaden to Comaplex pursuant to Section 8.13;

()

cause confirmation of such abandonment or termination to be registered on the official government records of the Property where any notice of an interest of Comaplex has been entered; and

()

perform or undertake to perform all such reclamation, rehabilitation, restoration and abandonment work in respect of the Property as is necessary to ensure that the Property is, upon its return to the care and control of Almaden, in compliance with applicable laws (including, without limitation, applicable mining and environmental laws and regulations).

.

Almaden will use its reasonable efforts to consolidate all of its interests in the Property to the benefit of both companies in this agreement and if mutually agreed to incorporate these changes into this agreement at a future date.

4.13

(a)

If during the term of the Option Comaplex shall wish to abandon or reduce or change the status of an concession forming part of the Prroperty, they shall be entitled so to do upon complying with the applicable terms of the Underlying Agreements and the costs attendant thereupon shall be considered Working Costs.

(b)

If, after the formation of the Joint Venture, the Operator shall wish to abandon any concession(s) forming part of the Property, they shall be entitled to do so, provided that notice in writing is given to the non-operator party at least 60 days prior to the proposed abandonment. If the non-operator party shall by notice in writing to the Operator given during such 60 day period so require, the concession(s) proposed to be abandoned shall, at the cost of the non-operator party, be conveyed or relinquished to the non-operator party and the non-operator party shall have no obligations under this agreement with respect to ownership, conveyance or operations conducted on such concession(s).

PART 5  - JOINT VENTURE AGREEMENT

5.

Upon Comaplex’s vesting into the Property by the exercise of the Option in accordance with Part 4 of this agreement, Almaden and Comaplex agree to participate in a joint venture (the “Joint Venture”) for the purpose of fulfilling the requirements of the underlying option on the property, of further exploration and development work on the Property and if warranted, the operation of a mine thereon.

5.

Within the framework of the underlying agreement with the original vendor, the interests of the parties at the time the Joint Venture is formed shall be:

Almaden

40%
Comaplex

60%

Each party shall be responsible for payment of its proportionate share (based on its interest) of the operating and capital costs of the Joint Venture’s operations including, without limitation, reclamation and remediation obligations and any security required therefor.

5.

Upon formation of the Joint Venture, a Management Committee, represented by the members from each party and holding voting rights in accordance with the party’s joint venture interest, will be established which will make all decisions, on a simple majority vote, which are required to be made by the Joint Venture parties with respect to the Joint Venture’s operation.  The operator of the Joint Venture (the “Operator”) shall be subject to the direction and control of the Management Committee.

5.

Upon formation of the Joint Venture, Comaplex shall be the Operator of the Joint Venture and will manage and operate the exploration, feasibility study, mine development and mining phases of the project during the term of the Joint Venture provided that Comaplex’s interest in the Joint Venture is at least fifty percent (50%), and provided that Comaplex’s interest in the Joint Venture has not been diluted due to its election not to participate in a work program and budget proposed by Almaden pursuant to section 5.11. If Comaplex holds less than a fifty percent (50%) interest, the Management Committee may appoint the Operator.

5.

The Operator shall be entitled to charge the Joint Venture an amount for general overhead and administrative costs and management fees equal to:

a)

from the date the Joint Venture commences until the completion of a feasibility study, seven percent (7%) of any Work Costs;

Work Costs include salaries and benefits of employees of the Operator and its affiliates working on the Property. Such fees shall be included in Work Costs.

5.

The Operator will propose the work programs and budgets following the formation of the Joint Venture. Each party will have 30 days from the date of receipt of a program and budget to notify the Operator in writing as to whether it will participate in the program and budget at its interest level. If acceptance is not so obtained, a final notice, in writing, shall be forwarded by the Operator to the other party who will then have 15 days from receipt to either agree to participate in the program and budget or as a non-participant, proportionately dilute its joint venture interest in accordance with sections 5.7 and 5.8 of this letter agreement.

5.

The following dilution formula shall apply:

percentage joint venture interest of party Y = (A + B) x 100

C

where:

A = deemed expenditures of party Y

B = actual expenditures of party Y

C = total expenditures (deemed and actual) of both parties to the Joint Venture

Deemed expenditures are assigned a value based on Work Costs incurred by Comaplex in order to earn its joint venture interest.  Thus, upon the formation of the Joint Venture, the deemed expenditures for the parties shall be as follows:

If the interests of the parties are:

Their deemed expenditures shall be:

Almaden

40%

$1,670,000 US
Comaplex

60%

$2,000,000 US

For the purposes of calculating B and C above, actual expenditures are those expenditures made by a party after formation of the Joint Venture; however, such actual expenditures shall exclude costs incurred and included in Work Costs prior to formation of the Joint Venture but paid subsequent to formation of the Joint Venture.

Any Work Costs incurred by Comaplex in excess of the Work Costs required to earn its interest in the Property shall be credited to Comaplex’s contribution to the first work program after formation of the Joint Venture and shall not automatically dilute Almaden’s interest on formation.

5.8

Upon earn-in, if either Almaden or Comaplex (in this section 5.8, the “Non-participant”) elects to not participate in further work programs and budgets, the Non-participant shall not be permitted to participate in further work programs until its interest in the Joint Venture is diluted to certain defined interest levels (outlined below), at which time the Non-participant can elect to participate in further work programs and budgets at the reduced level of interest or be further diluted.

For Almaden:

the interest levels are 30%, 22.5%, 15%

For Comaplex:

the interest levels are 50%, 30%, 15%

If the non-participant is diluted down to the 15% interest level, that company has the option to either continue as a working interest partner or to dilute down to a 2% NSR.  If either company reduces down to the 2% NSR, the other party can, at commencement of production, or anytime thereafter, buy out one half of that NSR at fair market value.

In the event the parties are unable to agree on fair market value, fair market value shall be determined  by an independent expert agreed upon by the parties or failing such agreement by a panel of three (3) experts, one to be selected by each party and the third to be selected by the two party selected experts.

5.9

The Management Committee will propose and may amend the schedule for preparation of a feasibility study, and will have the right to review and approve or reject the feasibility study or require it to be modified and to make the production decision. Comaplex will have the right to prepare the feasibility study, if Comaplex is the Operator. It is understood that if a party has converted its joint venture interest to a net smelter returns royalty, then the other party, when in its sole opinion it is justified, will prepare the feasibility study and will have the right to make the production decision.

5.10

For 180 days following notification of a positive production decision, each joint venture party will have the right to participate in the financing in proportion to its joint venture interest in the project.  If a party does not elect to participate in the financing, or is unsuccessful within such 180 days in raising its proportionate share of the financing, then the other party may arrange all the financing required and if it does so, the joint venture interest of the party which has not provided its share of the financing will be converted to a two percent (2%) net smelter returns royalty. The non-royalty holder may purchase 50% of the 2 percent NSR (1%) from the royalty holder for a purchase price of $500,000 US.

5.11

Unless otherwise mutually agreed to, after Comaplex earns its interest in the Property in accordance with section 4.4, the Operator will propose a minimum work program of $250,000 US per year. If the Operator fails to do so by February 28 of each calendar year, the other partner can propose a minimum $250,000 US exploration program and budget. Should the Operator decide to not participate, then the other partner will operate and manage that program and the Operator shall dilute proportionally.

PART 6 - INDEMNITIES

6.

()

Almaden shall indemnify and save harmless Comaplex and its affiliates and their respective directors, officers, employees, agents, representatives, shareholders, contractors and subcontractors (collectively the “Comaplex Indemnified Parties”) from and against any claims, losses, demands, judgments, liabilities, expenses, damages, fines, charges and costs (including legal costs incurred on a solicitor and own client basis) and losses of every kind whatsoever, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Comaplex Indemnified Parties in connection with, as a result of or arising out of:

()

any misrepresentation or untrue warranty of Almaden in this letter agreement;

()

any breach of this letter agreement by Almaden;

(iii)

the performance by Comaplex and/or its affiliates of any obligations required to be performed by Almaden under this letter of agreement.

For greater certainty, no termination of this letter agreement shall disentitle any of the Comaplex Indemnified Parties from obtaining indemnification from Almaden pursuant to this section.

()

Notwithstanding anything to the contrary expressed or implied in this letter agreement, no indemnification shall be sought from Almaden for any breach of this letter agreement by Almaden unless and until Comaplex has first given written notice to Almaden specifying the particulars of such breach, and such breach has not been remedied by Almaden within thirty (30) days from the date of delivery of such notice.

6.

()

Comaplex shall indemnify and save harmless Almaden and its affiliates and their respective directors, officers, employees, agents, representatives, shareholders, contractors and subcontractors (collectively the “Almaden Indemnified Parties”) from and against any claims, losses, demands, judgments, liabilities, expenses, damages, fines, charges and costs (including legal costs incurred on a solicitor and own client basis) and losses of every kind whatsoever, whether direct or indirect, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Almaden Indemnified Parties in connection with, as a result of or arising out of:

()

any breach of this letter agreement by Comaplex; or

()

any misrepresentation or untrue warranty of Comaplex in this letter agreement;

(iii)

the performance by Almaden and/or its affiliates of any obligations required  to be performed by Comaplex under this letter of agreement.

For greater certainty, no termination of this letter agreement shall disentitle any of the Almaden Indemnified Parties from obtaining indemnification from Comaplex pursuant to this section.

()

Notwithstanding anything to the contrary expressed or implied in this letter agreement, no indemnification shall be sought from Comaplex for any breach of this letter agreement by Comaplex unless and until Almaden first gives Comaplex written notice specifying the particulars of such breach, and such breach has not been remedied by Comaplex within thirty (30) days from the date of delivery of such notice.

PART 7 - CONFIDENTIALITY AND EXCLUSIVITY

7.

Information concerning this letter agreement or any matters arising from or in connection therewith (including, without limitation, all information received by Almaden pursuant to section 8.9) shall be treated as confidential by the parties and shall not be disclosed by any party to any other person (other than an affiliate or any legal, accounting, financial or other professional advisor of the disclosing party or its affiliate) except as permitted hereby without the prior written consent of the other parties, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of all applicable laws or stock exchange requirements or for accomplishment of the purposes of this letter agreement. A copy of all information disclosed by a party (whether or not requiring permission pursuant to this section) shall be given forthwith to the other parties.

7.

Each party shall provide the other with a copy of any news release it proposes to publish prior to publication of the same for the other party's consent which shall not be unreasonably withheld or delayed in view of any timely disclosure obligations which may be applicable. Each party shall use its reasonable efforts to respond to any request by the other party for such consent within two (2) business days, otherwise the party proposing to release the news release may do so without efforts.

PART 8 - GENERAL

8.

Nothing in this letter agreement shall restrict in any way the freedom of either of the parties, except with respect to its respective interest in the Property, to conduct as it sees fit any business or activity whatsoever, whether in competition with the Joint Venture or otherwise, including the exploration for, or the development, mining, production or marketing of any mineral, without any accountability to the other party. In particular, no party, which is the owner or operator of another mining property, mill or other facility, shall be obliged to mill beneficiate or handle any material from the Property or otherwise deal with the Joint Venture.

8.

Subject as set forth in this section 8.2 and section 8.4, the Operator, in its capacity as owner or operator of another mining property, mill or other facility, and any affiliate of the Operator, may contract or enter into arrangements with the Joint Venture provided that at the time of formation of such contract or arrangement the terms thereof, including the allocation of revenues, costs, obligations and liabilities, are fair and reasonable, and that any charges made by the Operator or its affiliates to the Joint Venture do not exceed the fair market value therefor.

8.

Nothing in this letter agreement shall be deemed to constitute either party, in its capacity as a party to the Joint Venture, the partner, agent or legal representative of any other party to the Joint Venture or of any party holding a net smelter returns royalty hereunder, or to create any fiduciary relationship between them, for any purpose whatsoever.

8.

Notwithstanding anything herein contained, any party hereto may elect to withdraw from the Joint Venture by offering its interest in the Joint Venture in writing to the other party herein for $1.00. If the other party does not accept the offer in writing within ninety (90) days then the Operator will cease operations and each party will be responsible for its proportionate share of the costs.

8.

There will be a 10 kilometer area of mutual interest (AMI) around the Property within which any land acquisitions or deals by either party to this agreement (including their respective affiliates) will be deemed to be a part of the Property and become subject to the terms and conditions of this agreement. Outside of this AMI, parties shall be free to acquire properties, which do not form part of the Property, in their own interest and without any obligation or liability to each other. The parties acknowledge that either of them may, due to the proximity of certain of its other properties to the Property, possess or come into possession of information which may be relevant to the exploration and development of the Property, but notwithstanding any other provision of this letter agreement, neither party shall have any obligation to disclose such information to the other party and neither party shall have any right to obtain any such information from the other party.

8.

Unless otherwise mutually agreed to, Comaplex will maintain representation work commitments and tax payments on the Property while it is earning an interest in the Property and thereafter while it is the Operator of the Joint Venture, and Comaplex shall maintain the Property free of all liens arising from Comaplex’s operations. All such representation work and taxes shall constitute Work Costs or Additional Work Costs. Almaden shall forward promptly to Comaplex all notices and other communications in connection with the Property that it receives from governmental authorities so that Comaplex may carry out its obligations in this regard. In order for Comaplex to effectively administer the property records, Comaplex may, once it is vested in the Joint Venture, request that Almaden transfer and comply with the transfer of the Property to Comaplex, and the Property will be held in trust for the parties in accordance with their interests therein.

8.

Notwithstanding the foregoing, once the Joint Venture is formed, the Operator may at any time propose to the Management Committee that certain portions of the property are no longer of interest and should be allowed to expire. Such written notice shall be required to be given to Almaden when that portion of the property is in good standing for not less than 180 days prior to the notice. Once notice is received, Almaden will have 30 days to reply to Comaplex as to whether they want that portion of the Property 100% and for Comaplex to transfer such portions of the Property to Almaden, provided Almaden has all required authorizations in this regard, and thereafter such portions shall no longer be portions of the Property under this letter agreement.

8.

If the Option Agreement is terminated prior to formation of the Joint Venture:

()

Comaplex shall have one (1) year to remove all of its equipment from the Property and shall do so if requested by Almaden; and

8.

Almaden (and, to the extent required under the Underlying Agreements, the Underlying Vendors) will have access to the Property at all reasonable times, at its own risk, provided it has given reasonable advance notice of any proposed access to Comaplex. Almaden shall in exercising such access comply with Comaplex’s standard safety procedures. Almaden will also have access to the drill core, and once prepared and reviewed by Comaplex, assay results in respect of the Property. During the term of the Option, reporting shall be as per section 4.8. During the term of the Joint Venture, Comaplex shall provide Almaden with reports and updates in accordance with section 4.8, one of which will be a yearly exploration summary of a type standard to the industry. During either term, Comaplex will provide Almaden with additional information on the Property upon Almaden’s reasonable request from time to time, including any and all information as may be required by Almaden to verify to Almaden’s reasonable satisfaction all results of operations on the Property and to prepare, or to assist Almaden in the preparation of, any technical report or reports relating to the Property which Almaden may be required to prepare and file with any Canadian regulatory authority at any time pursuant to National Instrument 43-101 “Standards of Disclosure for Mineral Projects”, or any similar regulatory policy. Notwithstanding the foregoing, in the event that Comaplex receives extremely significant results or other information with respect to its work on the Property, Comaplex shall provide such results or other information to Almaden expeditiously. Almaden agrees that Comaplex and its affiliates are providing no representation or warranty in respect of the accuracy, completeness or validity of the information to be provided to Almaden, and no such representation or warranty shall be implied. Almaden hereby forever releases and discharges Comaplex and its affiliates from any claim in respect of such information and shall indemnify and save harmless the Comaplex Indemnified Parties from and against losses incurred by any of the Comaplex Indemnified Parties as a result of Almaden disclosing such information to any third party.  Notwithstanding anything contained herein, Almaden shall not have access to any proprietary information or trade secrets, but will be granted reasonable access to any interpretative data, reports or results generated in respect of the Property for the internal use of Comaplex or its affiliates. Information received by Almaden hereunder shall be treated as confidential in accordance with the provisions hereunder. Almaden acknowledges that nothing in this agreement obligates Comaplex:

()

to prepare, or to assist Almaden in the preparation of, any technical report or reports relating to the Property which Almaden may be required to prepare and file with any Canadian regulatory authority at any time pursuant to National Instrument 43-101 “Standards of Disclosure for Mineral Projects”, or any similar regulatory policy; or

()

to provide the services of, or to assist Almaden in procuring the services of a “qualified person” (as that term is defined in National Instrument 43-101) to produce, or to oversee the production of, any such technical report or reports.

8.

Except as set forth in sections 8.11 and 8.12, no party shall sell, transfer, assign or convey this Joint Venture agreement or any of its rights, benefits and privileges thereunder without the prior written consent of the other parties thereto, and any attempt to sell, transfer, assign or convey this Joint Venture agreement or any rights, benefits and privileges thereunder without such consent shall be of no effect.

8.

Each party may sell, transfer, assign and convey this letter agreement, benefits and privileges thereunder, to an affiliate of such party, provided such party delivers to the other party notice of such assignment and provided that before such affiliate ceases to be an affiliate of such party, the interest assigned must be assigned back to such party.

8.

()

Prior to formation of the Joint Venture, Almaden will not sell, assign, transfer or otherwise dispose of any part of its interest in the Property, except in accordance with section 8.11, without first offering this interest to Comaplex on the following terms:

()

if Almaden desires to sell, assign, transfer or otherwise dispose of all or any part of its interest in the Property to a proposed purchaser (the “Purchaser”) from whom Almaden shall have received a bona fide offer which it is prepared to accept, Almaden shall first offer (the “Offer”) the same in writing to Comaplex at the same price and on the same terms as are offered by the Purchaser and shall therein identify such Purchaser. Almaden shall also provide Comaplex with a copy of the bona fide written offer that it has received from the Purchaser; and

()

if the Offer is accepted by Comaplex, Almaden shall forthwith transfer to Comaplex the interest specified, upon Comaplex paying the purchase price and agreeing to indemnify and save harmless Almaden from and against any liability with respect to the payment of royalties under the Underlying Agreement. If the Offer is not accepted by Comaplex within sixty (60) days following receipt of the Offer, then, at any time during the further period of sixty (60) days immediately thereafter, Almaden may sell, assign, transfer or otherwise dispose of to the Purchaser the subject matter of the offer at the same price and on the same terms and conditions as the original Offer received from the Purchaser under this paragraph; and

 ()

Upon formation of the Joint Venture, each party will have a similar right of first refusal on the sale of the other party's interest and on the sale of the other party's net smelter returns royalty, if any.

8.

Within sixty (60) days of the date of signing of this letter agreement, Almaden shall grant to Comaplex all reasonable access (including the right to make copies or extracts) any and all information and data, including, without limitation, all historical documentation with respect to title, all geological, geophysical and assay results, maps, environmental studies, tests and assessments and notifications from regulatory authorities, concerning the Property and prior exploration, development, reclamation and remediation work carried out thereon and within its knowledge or as otherwise requested by Comaplex that is within Almaden’s ability to provide. This includes any information located in Mexico that pertains to the property and would be reasonably associated with, and material to, Comaplex’s operations on the Property.

8.

Any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, termination or invalidity of same shall be settled by arbitration in accordance with the Arbitration Rules of Alberta in effect on the date of signing of this agreement. The appointing authority shall be an arbitration organization in Alberta, as agreed to by the parties acting reasonably. The applicable arbitration organization is hereinafter referred to as the “Arbitration Body”. The place of arbitration shall be Calgary, Alberta, Canada or, if the Arbitration Body does not conduct arbitrations in Calgary, Alberta, Canada, such other location in which the Arbitration Body conducts arbitration as the parties hereto reasonably agree.

8.

For purposes of this letter agreement:

()

the term “affiliate” shall mean, as to any party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with that party, and for the purposes of this definition “control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

()

the term “reasonable efforts” shall mean that a party obliged to use reasonable efforts hereunder:

()

shall only take those measures that, in its judgment, acting honestly and in good faith are reasonable and likely to achieve the particular result being sought;

()

assumes no fiduciary obligations to the other party in respect of the particular result being sought; and

()

is not required to take any measure or combination of measures that are materially prejudicial to its own commercial interest or cause a default under, or conflict with its documents or any agreement by which it is bound, to achieve the particular result being sought.

8.

No party shall be liable to any other party hereto and no party shall be deemed in default hereunder for any failure to perform or delay in performing any of its covenants and agreements or in incurring Work Costs (including the Initial Work Costs) caused by or arising out of any event (a “force majeure event”) beyond the reasonable control of such party, excluding lack of funds but including, without limitation, lack of rights or permission by indigenous peoples groups to enter upon the Property to conduct exploration, development and mining operations thereon, or war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protest or demonstrations by environmental lobbyists or indigenous peoples groups, act of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment.  No right of a party shall be affected for failure or delay of a party to perform any of its covenants and agreements hereunder or to incur Work Costs (other than the Initial Work Costs) if the failure or delay is caused by one of the events referred to above. All times provided for in this letter agreement shall be extended for the period commensurate with the period of delay and, so far as possible, the party affected shall take all reasonable steps to remedy the cause of the delay attributable to the events referred to above; provided, however, that nothing contained in this section shall require any party to settle any labour dispute, protest or demonstration, or to question or test the validity of any governmental order, regulation, or law or claim of right by indigenous peoples groups. The party affected shall give notice to the other party of the commencement and termination of each period of force majeure.

8.

All monetary amounts herein are expressed in American Dollars.

8.

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by any party hereto to another party, in any capacity (hereinafter called a “Notice”) shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to Comaplex:

Comaplex Minerals Corp

901, 1015-4th ST. S.W.

Calgary, Alberta

T2R 1J4

Telephone No:  (403) 265-2846

Fax No:  (403) 232-1421

Attention:

Mr. George Fink

Mr. Mark Balog

If to Almaden:
Almaden Minerals Ltd.

Suite 1103

750 West Pender Street

Vancouver, B.C.

V6C 2T8

Telephone No:  (604) 689-7644

Fax No:  (604) 689-7645

Attention:

Mr. Duane Poliquin

Mr. Morgan Poliquin

or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first business day after the date of transmission, and if delivered, upon the day of delivery or if such day is not a business day, then on the first business day thereafter.

8.

This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.

Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give further assurances as shall be necessary or appropriate in connection with the performance of this letter agreement.

8.

This letter agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes and replaces all negotiations, correspondence and prior agreements or understandings relating thereto including without limitation the Letter of Intent dated December 6, 2002, and the letter of acknowledgement dated December 16, 2002, between Almaden and Comaplex.

*          *          *

If the terms as presented are acceptable to you, please sign the attached duplicate of this letter agreement and return the same to my attention at your earliest convenience, so as to conclude the agreement by no later than January 16, 2003. This letter agreement shall then constitute a binding agreement and the basis for any future agreements between the two companies.

Yours very truly,

COMAPLEX MINERALS CORP.

Per:     “Mr. Mark Balog”

Authorized Signatory

Accepted and agreed to this 16th day of January, 2003.

ALMADEN MINERALS LTD.

Per:

“Duane Poliquin”

Authorized Signatory

Accepted and agreed to this 16th day of January, 2003.

{W:\general\35574\101\00036316.DOC}DMH/1012701.02